Exhibit 99.1

News

News Media Contact: Janni Benson, Buddy Eller or        [Southern Company Logo]
                    Mike Tyndall
                    (404) 223-0230
                    jlbenson@southernco.com
                    www.southernco.com/site/newsroom

Investor Contact:  Glen Kundert
                   (404) 506-5135

                                                                 April 17, 2000

             Southern Company reports strong first-quarter earnings

ATLANTA - Southern Company reported a 9 percent increase in first-quarter earnings, reflecting growth in both its regulated electricity business in the Southeast and in its Asian business units, Chairman and Chief Executive Officer A.W. "Bill" Dahlberg announced today.

         Southern Company reported earnings of $245 million, or 38 cents a share, in the first quarter of 2000, compared with $224 million, or 32 cents per share, during the same period last year. Revenues for first quarter 2000 were $2.6 billion, compared with $2.4 billion in 1999's first quarter.

          "We're off to a great start this year," Dahlberg said. "Southern Company's five integrated utilities in the Southeast are meeting all our expectations, and our Asian business units continue to add to earnings."

         Southern Company's five integrated utilities in the Southeast reported $176 million in first quarter 2000 net income, compared with $168 million for the same period last year. Higher energy demand, an increased customer base and a growing wholesale energy supply business in the Southeast contributed to the increase.

         Southern Energy Inc., the subsidiary that includes Southern Company's international operations and its competitive U.S. energy supply business outside the Southeast, reported $101 million in first-quarter 2000 earnings, compared with $88 million for the same period last year. Its increased contribution to net income was due in large part to growing profitability from its Asian business units. Asian investments contributed $83 million in first-quarter 2000 earnings, compared with $51 million for the same period last year.

         Southern Company's earnings for the 12 months ending March 31, 2000, were $1.3 billion, or $1.92 a share, compared with $959 million, or $1.37 a share, for the 12 months ending March 31, 1999.

         Southern Company's board of directors today also approved a regular quarterly dividend of 33 1/2 cents a share on the company's common stock, payable June 6, 2000, to shareholders of record May 1, 2000. This marks the 210th consecutive quarter - dating back to 1948 - that Southern Company has paid a dividend to its shareholders. The quarterly dividend equals an annual rate of $1.34 per share.

                                     (more)

NEWS RELEASE                        2                             APRIL 17,2000


         Reviewing operations, Dahlberg said electricity use by retail customers in Southern Company's traditional service area in the southeastern United States increased 4.5 percent to 33.9 billion kilowatt-hours the first three months of 2000. In-home electricity needs were up 3.9 percent to 9.8 billion kilowatt-hours. Electricity consumption by commercial customers - offices, stores and other non-manufacturing firms - rose 7.5 percent to 10.1 billion kilowatt-hours. Industrial energy use increased 2.9 percent to 13.6 billion kilowatt-hours.

         Total sales of electricity to Southern Company's customers in the Southeast, including sales to other utilities, increased 7.1 percent to 39.1 billion kilowatt-hours the first three months of 2000.

         Later today, Southern Company will post to its Web site recorded remarks on first-quarter performance. Log on to www.southernco.com/site/financial/earnings.asp to hear Dahlberg's remarks. In conjunction with issuing this earnings announcement, the company also has posted on the site a package of detailed financial information on its first-quarter performance.

         To view Southern Company's 1999 annual report online, log on to http://www.southernco.com/site/financial/ar99/index.html.

         Southern Company (NYSE: SO) is an international energy company that operates more than 48,000 megawatts of electric generating capacity worldwide. It is the largest producer of electricity in the United States and one of the world's largest independent power producers. Southern Company subsidiaries and their affiliates serve 12 million retail customers worldwide and millions more through the wholesale market. Based in Atlanta, Southern Company is the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric.

         Through its Southern Energy Inc. subsidiary, Southern Company has operations in 12 countries on five continents and has a growing presence in North America with assets in the Northeast, the Midwest, California and Texas. Southern Company also provides energy-related marketing, risk management and technical services in the United States and Europe and offers Southern LINC wireless telecommunications.

NOTE: This news release includes forward-looking statements in addition to historical information. We caution that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. There can be no assurance, therefore, that the indicated results will be realized. These factors include those discussed in our filings, including Forms 10-K and 10-Q, from time to time with the Securities and Exchange Commission.

                                    # # # # #

                                       3



                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)



                                                               3 Months Ended March           12 Months Ended March
                                                          ------------------------------  ----------------------------
                                                                2000        1999                2000       1999
                                                                ----        ----                ----       ----
                                                               (Note1)     (Note1)            (Note1)    (Note1)
Consolidated-

Operating Revenues                                            $2,573      $2,442            $11,716    $11,350
Earnings Before Interest and Taxes                               666         636              3,476      2,711
Earnings Before Interest, Taxes, and Write Down                  666         636              3,545      3,053
Net Income-
    As Reported                                                  245         224              1,297        959
    From Operations                                              237         224              1,316      1,212
Basic and Diluted Earnings Per Share-
    As Reported                                                $0.38       $0.32              $1.92      $1.37
    From Operations                                             0.37        0.32               1.95       1.74
Average Shares Outstanding (in millions)                         653         699                674        698
End of Period Shares Outstanding (in millions)                                                  649        699
Dividend Payout Ratio                                                                         70.0%      97.5%
Return on Common Equity                                                                      14.06%      9.86%

Integrated Southeast Utilities- (Note 2)
Operating Revenues                                            $2,005      $1,882             $9,249     $9,290
Earnings Before Interest and Taxes                               439         427              2,481      2,409
Net Income Available to Common-
    As Reported                                                  176         168              1,080      1,060
    From Operations                                              176         168              1,080      1,113

Southern Energy- (Note 4)
Operating Revenues                                              $521        $522             $2,267     $1,916
Earnings Before Interest and Taxes                               253         248              1,125        471
Earnings Before Interest, Taxes, and Write Down                  253         248              1,194        779
Net Income Available to Common-
    As Reported                                                  101          88                341         63
    From Operations                                               93          88                360        263

Telecom Companies- (Note 3)
Operating Revenues                                               $37         $26               $132        $98
Earnings Before Interest and Taxes                                 5          (5)                (6)       (22)
Net Income Available to Common-
    As Reported                                                    3          (4)                (7)       (16)
    From Operations                                                3          (4)                (7)       (16)

----------------------------------------------------------------------------------------------------------------------




Notes:

(1) Financial data reflects various non-operating items. See pages 10 and 11 for details. Certain prior year data has been reclassified to conform with current year presentation.

(2) Integrated Southeast Utilities includes results of competitive energy supply business in the Southeast.

(3)      Telecom includes Southern LINC and fiber optics business.

(4) Southern Energy's net income available for common excludes after-tax intercompany interest expense to parent Southern Company in the following amounts:

      3 Months Ended March           12 Months Ended March
 ------------------------------  ----------------------------
       2000        1999                2000       1999
       ----        ----                ----       ----
        $0          $8                 $16        $33